ACRODYNE COMMUNICATIONS, INC.

10706 Beaver Dam Road

Cockeysville, Maryland 21030

Telephone:  800-523-2596

Facsimile:  (410) 568-1533

March 1, 2001

Mr. Adel Rizk

Acrodyne Industries, Inc.

200 Schell Lane

Phoenixville, Pennsylvania 19460

Re:	Letter Agreement to Employment and
Non-Solicitation Agreement (this “Letter Agreement”)

Dear Mr. Rizk:

Reference is hereby made to that certain Employment and Non-Solicitation Agreement dated as of November 28, 2000, between Acrodyne Communications, Inc., a Delaware corporation (“Acrodyne”), and you as Employee (the “Employment Agreement”).  The capitalized terms used herein, but not otherwise defined herein, shall have the meanings assigned to such terms under the Employment Agreement.  This Letter Agreement is intended to be, and shall be, legally binding upon the parties hereto.

1.               Termination Within Sixty (60) Days of the Effective Date of this Letter Agreement.  Notwithstanding any other provisions of the Employment Agreement, in the event that Employee’s employment with Acrodyne is terminated on or before sixty (60) calendar days from the Effective Date of this Letter Agreement, Employee shall receive three (3) calendar months written notice (the “Notice Period”), and Employee shall be paid his regular salary and benefits during the Notice Period.  For purposes of this Letter Agreement, the term “Effective Date” shall mean February 28, 2001.

2.               Amendment and Restatement of Definition of “Cause”.  The definition of “Cause” set forth on Schedule A to the Employment Agreement shall be changed in its entirety to read as follows:

For purposes of this Agreement, “Cause” means any of the following:  (i) the wrongful appropriation for Employee’s own use or benefit of property or money entrusted to Employee by Acrodyne; (ii) the commission of any criminal act involving terpitude; (iii) Employee’s repeated and continued willful disregard of Employee’s duties and responsibilities after written notice of such disregard and after reasonable opportunity to cure after receipt of such notice; (iv) Employee’s repeated and continued violation of Acrodyne policy after written notice of such violations (such policy may include policies as to drug or alcohol abuse); or (v) Employee’s repeated and continued failure to follow the reasonable directives of Employee’s superiors after written notice of such failure and reasonable opportunity to cure after receipt of such notice.

Except as amended by this Letter Agreement, the Employment Agreement is affirmed and restated.

If the foregoing accurately reflects your understanding and constitutes the agreement of the parties, please sign below, evidencing your acceptance and agreement to the foregoing, and return one copy of this Letter Agreement to the undersigned.  This Letter Agreement may be signed in counterparts, all of which taken together shall constitute an instrument, and any of the parties hereto may execute this Letter Agreement by signing any such counterpart.

Very truly yours,

ACRODYNE COMMUNICATIONS, INC.

_______________________________

/jrh
AGREED and ACCEPTED this _____ day of _______________, 2001:

__________________________________
Adel Rizk